Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

BLACKROCK, INC.

AND

THE PNC FINANCIAL SERVICES GROUP, INC.

Dated as of June 11, 2009

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2009 by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Purchaser”) and BlackRock, Inc., a Delaware corporation (“BlackRock”).

WHEREAS, BlackRock desires to issue and to sell to the Purchaser, and the Purchaser, desires to purchase from BlackRock shares of Series D Preferred Stock, all in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither BlackRock nor any of its Controlled Affiliates shall be deemed to be an Affiliate of the Purchaser solely by virtue of the Beneficial Ownership by the Purchaser of BlackRock Capital Stock, the election of Directors nominated by the Purchaser to the Board, the election of any other Directors nominated by the Board or any other action taken by the Purchaser in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement and the Stockholder Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles); provided further, however, that solely for purposes of this Agreement, Merrill Lynch & Co., Inc. and their respective Affiliates shall not be deemed an Affiliate of BlackRock.

“Applicable Date” has the meaning set forth in Section 4.7(a).

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will the Purchaser be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 of the Stockholder Agreement) unless, and only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by the Purchaser shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by such Person and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in a pooled investment vehicle, to the extent of their ownership interests therein; provided, that in each case, such securities were acquired in the course of business of their securities business and not with the intent or purpose of influencing control of BlackRock or avoiding the provisions of this Agreement. The term “Beneficially Own” shall have a correlative meaning.

“BlackRock Balance Sheet” has the meaning set forth in Section 4.8.

“BlackRock Closing Deliveries” has the meaning set forth in Section 2.3(b).

“BlackRock Commission Reports” has the meaning set forth in Section 4.7(a).

“BlackRock Financial Statements” has the meaning set forth in Section 4.7(d).

“BlackRock Material Adverse Effect” means an event, circumstance, fact, change, development, condition or effect that has a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of BlackRock and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall contribute to or be a BlackRock Material Adverse Effect: (i) any change in Law or accounting standards, but only to the extent that BlackRock and its Subsidiaries, taken as a whole, are not materially disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally; (ii) any change in economic or business conditions locally or globally generally, but only to the extent that BlackRock and its Subsidiaries, taken as a whole, are not materially disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally; (iii) any events, conditions or trends in economic, business or financial conditions generally affecting the investment management industry, including changes in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets; (iv) any change resulting from or arising out of war, armed conflict, terrorist activity, hurricanes, earthquakes, floods or other natural disasters or epidemics; (v) any change in assets under management resulting from changes in asset valuation or market price fluctuations; (vi) the effects of the actions that are taken pursuant to or in connection with the Barclays

Agreement and (vii) in and of themselves, any changes in the trading price or trading volume of BlackRock Common Stock or the failure of BlackRock to meet estimates, projections, forecasts or earnings predictions; provided that the exception in this clause (vii) shall not include the underlying causes thereof (except to the extent otherwise excluded hereunder).

“Board” means the Board of Directors of BlackRock.

“Barclays Agreement” means the Stock Purchase Agreement, dated as of June 11 2009, by and between Barclays PLC, Barclays Bank PLC and BlackRock.

“Barclays Funding” means the transaction contemplated herein, similar transactions entered in to or committed to contemporaneously with this Agreement, and any other sale of BlackRock Capital Stock, whenever agreed to, the proceeds of which are intended, or reasonably related to, funding $3.1 Billion of the cash portion of the purchase price of the Barclays Transaction, of which this Agreement is a part.

“Barclays Transaction” means the acquisition of certain subsidiaries of Barclays Bank PLC by BlackRock pursuant to the Barclays Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the shares of Common Stock, par value $0.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person; provided, however, that a Person shall not be treated as having any control over any collective investment vehicle to which it provides services unless it and its Affiliates collectively have a proprietary economic interest exceeding 25% of the equity interest in such collective investment vehicle.

“Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Encumbrance” means any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow equity or other encumbrance.

“Equity Rights” has the meaning set forth in Section 4.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 29, 2006, by and among New BlackRock, Inc., Merrill and the Purchaser.

“Existing Stockholder Agreements” means (i) the Second Amended and Restated Stockholder Agreement, dated February 27, 2009, among BlackRock, Merrill Lynch & Co., Inc. and Merrill Lynch Group, Inc., as such agreement is amended as of immediately prior to the execution of the Barclays Agreement, and (ii) the Amended and Restated Implementation and Stockholder Agreement, dated February 27, 2009, between BlackRock and The PNC Financial Services Group, Inc., as such agreement is amended as of immediately prior to the execution of the Barclays Agreement.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Law” means any law, statute, ordinance, rule, regulation, code, order, ordinance, judgment, injunction, writ, decree, decision, directive, or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Entity.

“Litigation” has the meaning set forth in Section 10.10(a).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of BlackRock.

“Purchaser Closing Deliveries” has the meaning set forth in Section 2.3(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Series A Preferred Stock” means Series A Convertible Participating Preferred Stock, par value $0.01 per share, of BlackRock.

“Series B Preferred Stock” means Series B Convertible Participating Preferred Stock, par value $0.01 per share, of BlackRock.

“Series C Preferred Stock” means Series C Convertible Participating Preferred Stock, par value $0.01 per share, of BlackRock.

“Series D Preferred Stock” means Series D Convertible Participating Preferred Stock, par value $0.01 per share, of BlackRock.

“Significant Subsidiaries” has the meaning set forth in Section 4.1.

“Stockholder Agreement” means the Amended and Restated Implementation and Stockholder Agreement, dated February 27, 2009, between BlackRock and The PNC Financial Services Group, Inc., as such agreement is amended as of immediately prior to the execution of the Barclays Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries; provided, however, that a Person shall not be deemed to be a “Subsidiary” of the Purchaser if such Person is managed by its own management team independent from the Purchaser and if the Purchaser is not considered to have “beneficial ownership” of Common Stock owned by such Person for purposes, and within the meaning, of Rule 13d-3 of the Exchange Act.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Purchaser is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of the Purchaser’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any BlackRock Capital Stock Beneficially Owned by the Purchaser, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not the Purchaser, expressly assumes all obligations of the Purchaser under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of the Purchaser or the Purchaser’s interest in an Affiliate which Beneficially Owns BlackRock Capital Stock unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

“Voting Securities” means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase of BlackRock Shares. Upon the terms and subject to the conditions herein contained, BlackRock agrees to sell to the Purchaser, and the Purchaser agrees to purchase from BlackRock, at the Closing, as herein defined, 3,556,188 shares of BlackRock Series D Preferred Stock (the “Shares”), for a purchase price (the “Purchase Price”) of $140.60 per Share, for an aggregate purchase price of $500,000,032.80 provided, however, the number of Shares that the Purchaser is obligated to purchase hereunder will be reduced to the extent BlackRock obtains subscriptions for its Capital Stock from additional equity investors as part of the Barclays Funding that result in the Barclays Funding exceeding $3.1 billion. BlackRock will provide notice to the Purchaser of any such reduction.

Section 2.2 Closing. The closing of the sale to, and purchase by, the Purchaser of the Shares (the “Closing”) shall, subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof, occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, on the Closing Date (as that term is defined in the Barclays Agreement) or at such other time and place as BlackRock and the Purchaser may agree (the day on which the Closing occurs, the “Closing Date”). At the Closing, BlackRock shall deliver to the Purchaser one or more certificates or other evidence evidencing the Shares to be purchased by the Purchaser at the Closing (in such denominations as shall be specified in writing by the Purchaser) each of which shall be registered in the Purchaser’s name or its designee, against delivery to BlackRock of the Purchase Price payable by wire transfer of immediately available funds to an account that BlackRock will designate in writing to the Purchaser at least five Business Days prior to the Closing Date. It is expressly agreed by the Purchaser and BlackRock that the Closing shall not occur unless the closing of the Barclays Transaction shall occur.

Section 2.3 Deliveries.

(a) At the Closing, the Purchaser shall deliver or cause to be delivered to BlackRock a certificate from an appropriate officer of the Purchaser, dated the Closing Date, certifying to fulfillment of the conditions set forth in Sections 7.1 and 7.2 (the “Purchaser Closing Deliveries”).

(b) At the Closing, BlackRock shall deliver to the Purchaser the following (collectively, the “BlackRock Closing Deliveries”):

(i) one or more certificates or other evidence of the Shares registered in the Purchaser’s name (or the name(s) of one or more Subsidiaries of the Purchaser that it shall so designate in writing) representing the applicable Shares;

(ii) a certificate from an appropriate officer of BlackRock, dated the Closing Date, certifying to the fulfillment of each of the conditions set forth in Article IX.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to BlackRock, as follows:

Section 3.1 Organization. The Purchaser (a) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

Section 3.2 Authority Relative to the Transaction Document. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery thereof by BlackRock, constitute the valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

Section 3.3 Governmental Approvals. No consent, approval, authorization or order of, or registration, qualification or filing with, any Governmental Entity or any other third party is required to be obtained or made by the Purchaser for the execution, delivery or performance by the Purchaser of the Agreement or the consummation by the Purchaser of the transactions contemplated hereby or thereby, except those specified herein or therein and other than a filing on a Form Schedule 13G (or 13G-A), if applicable.

Section 3.4 Receipt of Information. The Purchaser has received all the information it considers necessary or appropriate for deciding whether to acquire the applicable Shares. The Purchaser has had an opportunity to ask questions and receive answers from BlackRock regarding the terms and conditions of the offering of the Shares and the business and financial condition of BlackRock and to obtain additional information (to the extent BlackRock possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The Purchaser has not received, and is not relying on, any representations or warranties from BlackRock, other than as provided herein.

Section 3.5 Restricted Shares. The Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In particular, the Purchaser is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the applicable conditions of the rule are met.

Section 3.6 Legends. It is understood that, until such time as the Shares are sold pursuant to the a registration statement filed under the Securities Act of 1933, as amended or may be sold pursuant to Rule 144 under the Securities Act without restrictions as to the securities that can then be immediately sold, the certificates evidencing the Shares will bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BLACKROCK

Section 4.1 Organization. BlackRock (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to be material to BlackRock, and (c) has the requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. Each Subsidiary of BlackRock that is a “significant subsidiary” (collectively, the “Significant Subsidiaries”) (as defined in Rule 1.02(w) of the Commission’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

Section 4.2 Capitalization. The authorized Capital Stock of BlackRock, as of the date of this Agreement, is (a) 500,000,000 shares of Common Stock, of which as of June 9,

2009, 48,335,473 were issued and were outstanding, including 911,266 held in escrow and none held in treasury, (b) as of the date of this Agreement, 500,000,000 shares of Preferred Stock, of which (i) 20,000,000 have been designated as Series A Preferred Stock, of which zero are issued and outstanding, (ii) 150,000,000 have been designated as Series B Preferred Stock, of which as of June 9, 2009, 80,341,918 were issued and outstanding, (iii) as of the date of this Agreement, 6,000,000 have been designated as Series C Preferred Stock, of which as of June 9, 2009, 2,889,467 shares were issued and outstanding and (iv) 20,000,000 have been designated as Series D Preferred Stock, of which zero are issued and outstanding. From June 9, 2009 through the date of this Agreement, BlackRock has not issued any shares of capital stock except pursuant to any exercises or conversions of any Equity Rights (as defined below) in existence on June 9, 2009. As of the date of this Agreement, all of the outstanding shares of BlackRock Capital Stock and other equity interests of BlackRock have been duly authorized and are validly issued, fully paid and non-assessable. Except for the issuance of shares pursuant to the Barclays Agreement or with respect to the Existing Stockholder Agreements, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character, or any other Equity Rights (including, securities, preemptive or other outstanding rights, rights of first refusal, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, plans, “tag along” or “drag along” rights, agreements, arrangements, undertakings or commitments of any character (collectively, “Equity Rights”) under which BlackRock is or may become obligated to issue or sell, or in any way dispose of, any shares of BlackRock Capital Stock or other equity interests, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any shares of BlackRock Capital Stock or other equity interests, or any other Equity Rights, of BlackRock, and no securities or obligations evidencing such rights are authorized, issued or outstanding as of the date of this Agreement other than (i) shares of Common Stock, stock options and restricted stock units that have been issued and may be issued pursuant to the 1999 Stock Award and Incentive Plan, the Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan and the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan; (ii) 911,266 shares of Common Stock held in escrow under and shares of Common Stock that may be issued pursuant to the Asset Purchase Agreement, dated as of June 26, 2007, by and among BAA Holdings, LLC, Quellos Holdings, LLC and BlackRock, Inc. (in each case solely for purposes of Section 9.12 thereof); (iii) shares of Common Stock issuable upon conversion of BlackRock’s 2.625% Convertible Debentures Due 2035; and (iv) 57,698,651 shares of Capital Stock to be issued in connection with the Barclays Transaction. Except with respect to the Existing Stockholder Agreements, as of the date of this Agreement, the outstanding capital stock and other equity interests of BlackRock are not subject to any voting trust agreement or other contract restricting or otherwise relating to the voting, dividend rights or disposition of such BlackRock Capital Stock or other equity interests. As of the date of this Agreement, there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of BlackRock Capital Stock or other equity interests of BlackRock.

Section 4.3 Shares The Shares have been duly and validly authorized, and, when issued upon the terms hereof, will be fully paid, nonassessable and free of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.4 Authority Relative to this Agreement BlackRock has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by BlackRock of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate or stockholder proceedings on the part of BlackRock are necessary to authorize this Agreement or, as of the Closing, will be necessary for BlackRock to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by BlackRock and, assuming the due authorization, execution and delivery thereof by the Purchaser, constitute the valid and binding obligations of BlackRock, enforceable against BlackRock in accordance with their terms, except as may be limited by bankruptcy, insolvency or other equitable remedies. No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a violation of BlackRock’s certificate of incorporation or bylaws, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which BlackRock is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree of any Governmental Entity applicable to BlackRock or by which any property or asset of BlackRock is bound or affected, or (d) result in the creation of any Encumbrance upon any of their assets, except in each case of (b) through (d) as would not reasonably be expected to cause a material adverse effect. BlackRock is not in violation of its certificate of incorporation or bylaws (as applicable in each case), and BlackRock is not nor is any Controlled Affiliate in default (and no event has occurred which, with notice or lapse of time or both, would cause BlackRock to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which BlackRock is a party, except in each case as would not reasonably be expected to cause a material adverse effect.

Section 4.6 Governmental Approvals. No consent, approval, authorization or order of, or registration, qualification or filing with, any Governmental Entity or any other third party is required to be obtained or made by BlackRock for the execution, delivery or performance by BlackRock of this Agreement or the consummation by BlackRock of the transactions contemplated hereby and thereby, except those specified herein or therein.

Section 4.7 Commission Matters.

(a) BlackRock has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed, furnished or submitted by it with the Commission under the Exchange Act or the Securities Act since January 1, 2006 (the “Applicable Date”) (the forms, statements, reports and documents filed, furnished or submitted since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “BlackRock Commission Reports”). Each of the BlackRock Commission Reports, at the time of its filing or being furnished or submitted complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the BlackRock Commission Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the BlackRock Commission Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) BlackRock is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(c) BlackRock has established and maintained disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14, except as disclosed in the BlackRock Commission Reports. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by BlackRock, including information relating to its consolidated Affiliates, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(d) Each of the consolidated financial statements of BlackRock and its Subsidiaries contained in the BlackRock Commission Reports (the “BlackRock Financial Statements”), together with related schedules and notes, presents fairly in all material respects the financial position of BlackRock and its consolidated Subsidiaries at the dates indicated and the statement of operations and stockholders’ equity and cash flows of BlackRock and its consolidated Subsidiaries for the periods specified, and said financials have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as disclosed therein.

Section 4.8 Absence of Undisclosed Liabilities. Except for (a) liabilities to the extent reserved against on the last balance sheet included in the BlackRock Financial Statements included in BlackRock Commission Reports filed and publicly available prior to the date hereof (the “BlackRock Balance Sheet”), (b) as set forth in the BlackRock Commission Reports filed and publicly available prior to the date hereof (to the extent that the qualifying nature of such disclosure is reasonably apparent therefrom and excluding all disclosures in the “Risk Factors” sections and any “forward-looking statements”) (c) liabilities which were incurred by BlackRock as a result of the Barclays Agreement, this Agreement and (d) liabilities that are incurred since the date of the BlackRock Balance Sheet and are consistent in nature, type and amount with any such liabilities regularly incurred in the ordinary course of business consistent with past practice of BlackRock, BlackRock and its Subsidiaries do not have any liabilities outside the ordinary course of business which would, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Section 4.9 Absence of Certain Changes.

(a) During the period between the date of the BlackRock Balance Sheet and the date of this Agreement, except for any actions taken in connection with any transactions contemplated by the Barclays Agreement, this Agreement or as set forth in the BlackRock Commission Reports filed and publicly available prior to the date hereof (to the extent that the qualifying nature of such disclosure is reasonably apparent therefrom and excluding all disclosures in the “Risk Factors” sections and any “forward looking statements”), each of BlackRock and its Significant Subsidiaries has in all material respects conducted its business in the ordinary course consistent with past practice.

(b) During the period between the date of the BlackRock Balance Sheet and the date of this Agreement, no event or events have occurred that, individually or in the aggregate, had or would reasonably be expected to have a material adverse effect.

Section 4.10 Compliance with Applicable Law. BlackRock holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any Federal, state or local Governmental Entity applicable to BlackRock, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.

Section 4.11 Legal Proceedings. Except as set forth in the BlackRock Commission Reports filed and publicly available prior to the date hereof, BlackRock is not a party to any, and there are no pending, or to the knowledge of BlackRock, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against BlackRock or any of its Subsidiaries or to which any of their assets are subject (i) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect or (ii) relating to or which challenges the validity or propriety of the transactions contemplated hereby. BlackRock is not subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.

Section 4.12 Brokers and Finders. Neither BlackRock nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any brokers’, finders’ or similar fees or commissions in connection with any of the purchase and sale of any of the Shares.

Section 4.13 Other Participants in Barclays Funding. Each of this Agreement and the Purchaser Registration Rights Agreement in all material respects sets forth identical terms, conditions and rights as the purchase agreements and purchaser registration rights agreements, respectively, executed by each of the other participants who are providing any of the Barclays Funding (the “Other Agreements”), except participants who have existing agreements regarding the matters in Article V and VI. To the extent that Other Agreements may give the Purchaser rights and benefits that are greater than this Agreement, BlackRock undertakes and agrees that (i) it will promptly notify the Purchaser of any material change in the terms of such Other Agreements, and (ii) it will offer to the Purchaser the option of amending this Agreement to incorporate all differing terms that may appear in any or all of such Other Agreements, as they may be amended from time to time.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Additional Agreements. The Purchaser agrees that it will continue to abide by provisions of the Stockholder Agreement in connection with the Purchaser’s ownership of the Shares.

Section 5.2 Survival. All representations, warranties, covenants and agreements of BlackRock contained in this Agreement shall survive the Closing until the date that is one year after the Closing and shall then expire, except that the representations and warranties set forth in Sections 4.1, 4.3 and 4.4 shall survive indefinitely. All representations, warranties, covenants and agreements of the Purchaser contained in this Agreement shall survive the Closing until the date that is one year after the Closing and shall then expire, except that the representations and warranties set forth in Section 3.1 and 3.2 shall survive indefinitely.

Section 5.3 Inspection of Property. BlackRock covenants that it will permit representatives of Purchaser to visit and inspect, at Purchaser’s expense, any of the properties of BlackRock to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of BlackRock with the principal officers of BlackRock, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section 5.6 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of BlackRock, and nothing herein shall require BlackRock to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that BlackRock reasonably believes such information to be competitively sensitive proprietary information or disclosure of such information would require public disclosure under Regulation FD, or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which BlackRock is a party or would cause a risk of a loss of privilege to BlackRock. BlackRock further agrees that it will promptly advise the Purchaser of any material events, defaults, disputes or the giving of any similar notices to either part under the Barclays Agreement (unless otherwise instructed by the Purchaser), and will, upon request of Purchaser at reasonable times and intervals, provide updates on the progress of the Barclays Transaction.

Section 5.4 Conduct of Business of BlackRock. During the period from the date of this Agreement to and through the Closing Date, except as otherwise contemplated by this Agreement, as required by any applicable law or as the Purchaser shall otherwise consent in writing which consent shall not be unreasonably withheld, conditioned or delayed, BlackRock shall not, other than in the ordinary course of business consistent with past practice, make any distribution (whether in cash, stock, Equity Rights or property) or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interest or shares of capital stock of, or other equity or voting or non-voting interest in BlackRock or make any other changes in the capital structure of BlackRock.

Section 5.5 Barclays Agreement Section 7.2(a). BlackRock covenants that it will not waive the satisfaction of Section 7.2(a) of the Barclays Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 5.6 Other Sales in Barclays Transaction. In the event that prior to the consummation of the Barclays Transaction, BlackRock sells or agrees to sell, any Shares of Common Stock, or securities convertible into Common Stock, as part of the Barclays Funding at a price that is less than the Purchase Price, then (i) BlackRock will promptly notify the Purchaser of such proposed sale and (ii) issue to the Purchaser such additional Shares as are necessary to reduce the Purchaser’s effective sales price to be equal to such lower price

ARTICLE VI

TRANSFER RESTRICTIONS

Section 6.1 General Restrictions on Transfer.

(a) The right of the Purchaser and its Affiliates to Transfer the Shares shall not be subject to any restrictions other than under applicable law.

(b) In connection with any Transfer of shares of Beneficially Owned BlackRock Capital Stock, the transferor shall provide BlackRock with such customary certificates, opinions and other documents as BlackRock may reasonably request to assure that such Transfer with applicable securities and other laws. In connection with any such Transfer, BlackRock shall remove such portion of the legend set out in Section 3.6 as is appropriate in the circumstances.

Section 6.2 Registration Rights.

(a) BlackRock acknowledges that the Shares will have the benefit of the Existing Registration Rights Agreement.

(b) BlackRock hereby agrees that, subject to the provisions in its existing agreements that grant the parties to those agreements the advantage of future favorable terms provided to other security holders, it will use is best efforts to include in the next registered offering of Common Stock by BlackRock 3,556,188 shares of the Common Stock that would result from conversion of the Series B Preferred Stock or Series D Preferred Stock that is or will be owned by the Purchaser. For the avoidance of doubt, in connection with the foregoing, BlackRock agrees that the restrictions and limitations contained in Article III of the Stockholder Agreement that could otherwise limit the inclusion of any such shares of Capital Stock so included shall not apply.

ARTICLE VII

CONDITIONS TO CLOSING OF BLACKROCK

The obligation of BlackRock to issue the Shares to the Purchaser at the Closing is subject to the fulfillment to BlackRock’s reasonable satisfaction on or prior to the Closing Date of each of the following conditions:

Section 7.1 Representations and Warranties. Each representation and warranty made by the Purchaser in Article III above shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date).

Section 7.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date shall have been performed or complied with by the Purchaser, as applicable, in all respects.

Section 7.3 Certificates and Documents. The Purchaser shall have delivered at or prior to the Closing to BlackRock or its designee the Purchaser Closing Deliveries.

Section 7.4 Barclays Transaction. The Closing (as defined in the Barclays Agreement) shall be occurring on the Closing Date.

Section 7.5 No Adverse Law, Action or Decision or Injunction. There shall be no law, statute, order, rule or regulation of, and no action, suit, investigation or proceedings pending by, a Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby, and there shall not be in effect any law, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO CLOSING OF THE PURCHASER

The obligation of the Purchaser to acquire the applicable Shares from BlackRock at the Closing is subject to the fulfillment to the Purchaser’s reasonable satisfaction on or prior to the Closing Date of each of the following conditions:

Section 8.1 Representations and Warranties. Each representation and warranty made by BlackRock in Article IV above (other than Section 4.7, 4.8, 4.10 and 4.11) shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date). The representations set forth in Section 4.7, 4.8, 4.10 and 4.11 (read without regard to materiality and material adverse effect qualifications) shall be true and correct on and as of the Closing Date as though made as of the Closing Date except to the extent that the failure of such representations and warranties to be true and correct would not have a material adverse effect.

Section 8.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by BlackRock on or prior to the Closing Date shall have been performed or complied with by BlackRock in all respects.

Section 8.3 Certificates and Documents. BlackRock shall have delivered at or prior to the Closing to the Purchaser or its designees the BlackRock Closing Deliveries.

Section 8.4 Barclays Transaction. All of the conditions to Closing (as defined in the Barclays Agreement) shall have been satisfied or, subject to Section 5.5, waived and an appropriate officer of BlackRock shall have certified the same to the Purchaser and shall have further informed the Purchaser that the Closing (as defined in the Barclays Agreement) is occurring on the Closing Date.

Section 8.5 No Material Adverse Effect. No BlackRock Material Adverse Effect shall exist or be continuing.

Section 8.6 No Adverse Law, Action or Decision or Injunction. There shall be no law, statute, order, rule or regulation of, and no action, suit, investigation or proceedings pending by, a Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby, and there shall not be in effect any law, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Termination. This Agreement may be terminated prior to the Closing as follows: (i) at any time on or prior to the Closing Date, by mutual written consent of the Purchaser and BlackRock or (ii) at the election of the Purchaser or BlackRock by written notice to the other party if the Barclays Agreement is terminated without a Closing thereunder or if the Closing under the Barclays Agreement does not occur by the date initially specified in the Barclays Agreement as originally executed to be the “drop-dead” or “long stop” date thereunder after which either party could terminate as a result of the lapse of time.

Section 9.2 Savings Clause. No provision of this Agreement shall be construed to require any party or its Affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 9.3 Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 9.4 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 9.5 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Stockholder Agreement, the Existing Registration Rights Agreement and the several agreements and other documents and instruments referred to herein or therein or annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 9.6 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part by any party without the prior written consent of the other parties, except that the Purchaser may assign its rights and obligations hereunder to any one or more of its Affiliates.

Section 9.7 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 9.8 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 9.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to BlackRock:

c/o BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Facsimile: 212-810-8760

Attn: Laurence D. Fink, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: 212-735-2000

Attention: Richard T. Prins, Esq.

If to the Purchaser:

PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburg, Pennsylvania 15222

Facsimile: (412) 705-2679

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Nicholas G. Demmo, Esq.

Section 9.10 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this

Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.10, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by the Purchaser and BlackRock to jurisdiction and service contained in this Section 9.10 is solely for the purpose referred to in this Section 9.10 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 9.11 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

BLACKROCK, INC.

By:
Name:
Title:

PNC FINANCIAL SERVICES COMPANY, INC.

By:
Name:
Title: